Exhibit 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Third Quarter and First Nine Months of Fiscal 2013 Financial Results

Qingdao, China and Rockville, Md. – February 8, 2013 – Synutra International, Inc. (NASDAQ: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, market and sell nutritional products for infants, children and adults, today announced financial results for the third quarter and first nine months of fiscal 2013 ended December 31, 2012.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “Our fiscal third quarter results reflected the beginning of recovery from the sales slowdown attributable to the retail price increase implemented in our fiscal first quarter. The modest sequential revenue growth was driven by higher consumption of branded infant formula products in the winter months as compared to the summer months, as well as increased sales orders from distributors in anticipation of the Chinese New Year holiday in early February. Sales orders measured in tons increased by 28% to 5,875 tons from 4,605 tons in the fiscal second quarter and gross margin increased to 43%, a sequential improvement largely due to the reduction of lower-margin industrial sales in our revenue mix, less free products provided to distributors and a change in the redemption policy in our customer loyalty program.”

“We believe the retail price increase we implemented in 2012 on our branded infant formula products are gaining broader consumer acceptance at the retail level and we continue to improve operational efficiency in our business.  As discussed last quarter, in light of a maturing infant formula market in China along with intensified competition among multinational and domestic infant formula brands in China, we shifted our strategy from focusing on rapid brand expansion to a focus on the better management of our sales channels and retail outlets.  We made clear progress in recent months implementing the “Gold Mining” program, adjusting our sales management approach to focus on margins instead of quantity, and with increased attention on store yield and efficiency.  At the end of our fiscal third quarter, the number of retail outlets served decreased significantly from approximately 63,000 to 27,000.  In tandem with these changes, our sales force is becoming more streamlined, better equipped, and ready to take on the competitive challenges of today's infant formula market.  This adjustment will serve us well in the long-term, improving the overall health of our sales channel system and improving greater operating efficiency and profitability.”

“Moving forward, we expect sustained levels of growth in China’s infant formula industry for the foreseeable future and believe the operating adjustments we recently implemented will better position Synutra for long-term success in China’s branded infant formula category.  Further, we are well positioned in our nutritional ingredient and supplements segment for rapid growth.Our shipment of chondroitin sulfate to third-party customers increased significantly in the first nine months of our fiscal year over our prior period and we expect this category to contribute more meaningfully to our revenue performance in the coming quarters.  We are pleased to expect a return to profitability in our fiscal fourth quarter and believe we have improved our growth prospects for our shareholders,” concluded Mr. Zhang.

Formula Sale Performance

	4Q12	1Q13	2Q13	3Q13
Net sales of powdered formula segment	82,549	50,455	50,090	62,390
Market share (CIC data)*	5.1%	4.9%	4.7%	4.9%
* CIC is the Commercial Information Center of China.  Market share data reflect 3-month average of the quarter

Financial Results for the Third Quarter of Fiscal 2013 versus the Second Quarter of Fiscal 2013
	Quarter Ended		QoQ Change
	December 31, 2012	September 30, 2012
(in USD 000's except per share and percentage data)
Net sales	73,228	66,100	7,128	11%

Cost of sales	41,717	48,626	(6,909)	-14%
Gross profit	31,511	17,474	14,037	80%
Gross margin	43.0%	26.4%

Selling and distribution expenses	14,488	14,298	190	1%
Advertising and promotion expenses	9,910	10,186	(276)	-3%
General and administrative expenses	6,967	7,162	(195)	-3%
Other operating income, net	216	80	136	170%
Total operating expense	31,149	31,566	(417)	-1%

Income (Loss) from operations	362	(14,092)	14,454	-103%
Operating margin	0.7%	-21.3%

Interest income, interest expense and other income (loss), net	2,844	1,233	1,611	131%
Income tax expense (benefit)	10,971	29,018	(18,047)	-62%
Net income (loss) attributable to the noncontrolling interest	(183)	(157)	(26)	17%

Net income (loss) attributable to common stockholders	(13,270)	(44,186)	30,916	-70%

Income (loss) per share – Basic and diluted	$(0.23)	$(0.77)	(0.54)	-70%

Net sales increased 11% to $73.2 million for the third quarter of fiscal 2013 from $66.1 million in the second quarter of fiscal 2013. Net sales from the Company’s branded powdered formula segment were $62.4 million, or 85% of net sales in the quarter, compared to $50.1 million, or 76% of net sales, in the previous quarter.  By volume, sales of powdered formula products were5,875 tons in the third quarter which increased from 4,605 tons in the previous quarter.

Net sales from Other Products, which includes imported whole milk powder and whey protein powder sold to industrial customers, was $10.6 million, or 14% of net sales, in the third quarter of fiscal 2013, compared to $14.6 million, or 22% of net sales in the previous quarter. This decrease was due to sales of imported milk powder to industrial customers of $6.1 million in the third quarter of fiscal 2013, compared to $12.1 million in the previous quarter.

Gross profit was $31.5 million in the third quarter of fiscal 2013, compared $17.5 million in the previous quarter. Gross margin in the third quarter of fiscal 2013increased to 43% compared to 26% in the previous quarter. The increase is primarily attributed to the decrease in the lower-margin industrial sales of whole milk powder and whey protein powder in the net sales mix. Powdered formula margin increased to 52% from 43% in the previous quarter. The sequential increase in powdered formula margins was due to a change in the redemption policy of our customer loyalty program and the decrease in free products provided to distributors in the fiscal quarter ended December 31, 2012.

Income from operations was $362 thousand, compared to loss from operations of $14.1 million in the previous quarter. Total operating expenses were $31.1 million, compared with $31.6 million in the previous quarter.

Selling and distribution expenses were $14.5 million, compared with $14.3 million in the previous quarter.

Advertising and promotional expenses were $9.9 million, compared with $10.2 million in the previous quarter.

General and administrative expenses were $7.0 million, compared with $7.2 million in the previous quarter.

Fiscal 2013 third quarter income tax expense decreased to $11.0 million from an income tax expense of $29.0 million in the fiscal second quarter.  The income tax expense for the fiscal third quarter and previous quarter includes a $11.1 million and $25.4 million charge from an increase in the valuation allowance for deferred tax assets attributable to certain PRC subsidiaries, respectively.  As of December 31, 2012 the net balance of our deferred tax assets is nil.

Net loss attributable to common stockholders, including the $11.1 million of valuation allowance for deferred tax assets, was $13.3 million in the third quarter of fiscal year 2013, or $(0.23) per diluted share, decreased from a net loss of $44.2 million, including $25.4 million of valuation allowance for deferred tax assets, or $(0.77) per diluted share, in the previous quarter.

First Nine Months Ended December 31, 2012 Financial Results
Net sales for the first nine months of fiscal 2013 ended December 31, 2012 decreased to $192.9 million from $257.2 million in the prior year period. Net sales from branded powdered formula products decreased to $162.9 million, or 84% of net sales, compared to $219.1 million, or 85% of net sales in the prior year period. The decrease was primarily due to the significant purchases by distributors prior to our retail price increase effective April 1, 2012, and the short-term impact on orders as we implemented the Gold Mining program as noted above.

Net sales from Other Products, which consists mainly of sales of imported whole milk powder and whey protein sold to industrial customers, were $26.2 million, or 14% of net sales, compared to $37.0 million, or 14% of net sales, in the prior year period.

Gross profit decreased 37% to $66.3 million for first nine months of fiscal 2013 from $105.4 million in the prior year period. Gross margin was 34% compared to 41% for the prior year period. The gross margin decline was primarily attributable to increased cost of whey protein powder and inventory write-down for imported Super series.

Loss from operations was $23.3 million for the first nine months of fiscal 2013, compared to an operating income of $26.6 million in the prior year period.

Net loss attributable to Synutra International, Inc. common stockholders was $67.2 million for the first nine months of fiscal 2013, including $36.5 million of valuation allowance for deferred tax assets, or $(1.17) per diluted share, compared to a net income of $9.2 million, or $0.16 per diluted share, in the prior year period.

Balance Sheet
As of December 31, 2012, the Company had cash and cash equivalents of $41.7 million and restricted cash of $82.0 million, including the current and non-current portion.  Net account receivables decreased from $47.1 million on September 30, 2012 to $45.2 million on December 31, 2012, while our sequential inventory position increased 3% to $79.2 million from $77.2 million.

Fiscal 2013 Business Outlook
Mr. Liang Zhang concluded, “For the full year of fiscal 2013, we currently expect revenue in the range of approximately $275 to 280 million and a net loss of approximately $65 to 67 million, including $36.5 million of valuation allowance for deferred tax assets.   In the fiscal fourth quarter, we expect revenue of approximately $82 to 87 million and a net profit of $1 to 3  million.

These forecasts reflect the Company’s current and preliminary view on the market and operational conditions, which are subject to change.

Conference Call Details
The Company will hold a conference call on Monday, February 11, 2013 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
International:	+65 6723-9385
Conference ID:	86670804

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of December 31, 2012, this network comprised over 660 independent distributors and over 690 independent sub-distributors who sell Synutra products in approximately 27,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 301-840-3881

Synutra International, Inc.
Consolidated Balance Sheets
(Dollars and shares in thousands, except per share data)
(Unaudited)

	December 31, 2012	March 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$41,743	$64,793
Restricted cash	70,663	30,425
Accounts receivable, net of allowance	45,203	38,753
Inventories	79,193	75,499
Due from related parties	6,656	12,262
Income tax receivable	35	227
Receivable from assets disposal	-	1,037
Prepaid expenses and other current assets	14,975	16,320
Deferred tax assets	-	17,827
Total current assets	258,468	257,143

Property, plant and equipment, net	132,177	134,902
Land use rights, net	10,863	10,198
Intangible assets, net	4,379	4,377
Restricted cash	11,328	21,019
Other assets	1,063	1,367
Deferred tax assets	0	18,907
TOTAL ASSETS	$418,278	$447,913

LIABILITIES AND EQUITY
Current Liabilities:
Short-term debt	$111,872	$86,614
Long-term debt due within one year	44,641	40,831
Accounts payable	47,510	70,927
Due to related parties	1,661	1,655
Advances from customers	11,780	5,991
Other current liabilities	57,509	40,560
Total current liabilities	274,973	246,578

Long-term debt	97,513	92,745
Deferred revenue	4,184	4,377
Capital lease obligations	7,850	4,726
Other long-term liabilities	7,582	2,395
Total liabilities	392,102	350,821

Commitments and contingencies

Equity:
Common stockholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at September 30, 2012 and March 31, 2012, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(138,775)	(71,620)
Accumulated other comprehensive income	29,148	32,201
Total common stockholders’ equity	25,819	96,027
Noncontrolling interest	357	1,065
Total equity	26,176	97,092
TOTAL LIABILITIES AND EQUITY	$418,278	$447,913

Synutra International, Inc.
Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011

Net sales	$73,228	$114,362	$192,914	$257,172
Cost of sales	41,717	67,078	126,628	151,810

Gross profit	31,511	47,284	66,286	105,362

Selling and distribution expenses	14,488	12,619	41,903	37,408
Advertising and promotion expenses	9,910	7,588	26,900	22,638
General and administrative expenses	6,967	7,365	21,986	20,616
Other operating income, net	216	1,721	1,181	1,901

Income (loss) from operations	362	21,433	(23,322)	26,601

Interest expense	4,021	3,841	11,511	11,125
Interest income	604	481	1,681	1,404
Other income, net	573	(509)	2,666	63

Income (loss) before income tax expense (benefit)	(2,482)	17,564	(30,486)	16,943

Income tax expense	10,971	7,162	37,086	7,370

Net income (loss)	(13,453)	10,402	(67,572)	9,573

Net income (loss) attributable to the noncontrolling interest	(183)	116	(417)	358

Net income (loss) attributable to common stockholders	$(13,270)	$10,286	(67,155)	9,215

Earnings (loss) per share - basic and diluted	$(0.23)	$0.18	(1.17)	0.16

Weighted average common stock outstanding - basic and diluted	57,301	57,301	57,301	57,301

Synutra International, Inc.
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended December 31,
	2012	2011
Operating activities:
Net income (loss)	$(67,572)	$9,573
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	10,340	8,611
Bad debt expense	1,140	6,709
Deferred income tax	36,550	7,191
Foreign currency translation gain on disposal of subsidiaries	(2,190)	0
Other	(321)	354
Changes in assets and liabilities:
Accounts receivable	(6,714)	(14,103)
Inventories	(3,671)	15,629
Due from related parties	5,594	3,884
Other assets	(747)	(15,498)
Accounts payable	(19,343)	595
Due to related parties	(226)	1,535
Advances from customers	5,780	1,351
Income tax receivable	191	(29)
Other liabilities	24,814	13,973

Net cash provided by (used in) operating activities	(16,375)	39,775

Investing activities:
Acquisition of property, plant and equipment	(10,547)	(10,565)
Change in restricted cash	(30,340)	(9,849)
Proceeds from assets disposal	1,817	405
Payment to minority shareholder	(386)	0

Net cash used in investing activities	(39,456)	(20,009)

Financing activities:
Proceeds from short-term debt	221,533	157,951
Repayment of short-term debt	(196,681)	(194,439)
Proceeds from long-term debt	58,503	60,494
Repayment of long-term debt	(50,087)	(48,555)
Payment on capital lease obligations	(703)	0

Net cash provided by (used in) financing activities	32,565	(24,549)

Effect of exchange rate changes on cash and cash equivalents	216	1,818

Net change in cash and cash equivalents	(23,050)	(2,965)

Cash and cash equivalents, beginning of period	64,793	48,741
Cash and cash equivalents, end of period	41,743	45,776

Supplemental cash flow information:
Interest paid	9,997	10,855
Income taxes paid	539	82

Non-cash investing and financing activities:
Purchase of property, plant and equipment by accounts payable	(4,028)	(650)